UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2023

Assure Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-40785	82-2726719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Av., Suite 240 Denver, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 287-3093

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	IONM	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2023, Assure Holdings Corp. (the “Company”) and John Farlinger, the Company’s Chief Executive Officer, entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Farlinger will continue to serve as the Company’s Chief Executive Officer and which sets the terms and conditions of Mr. Farlinger employment. The Employment Agreement was approved by the Compensation Committee of the Board of Directors of the Company. The Employment Agreement supersedes all prior agreements and understandings between Mr. Farlinger and the Company, including the employment agreement dated June 1, 2018.

Under the Employment Agreement, Mr. Farlinger will receive a base salary at an initial annual rate of $405,000. Mr. Farlinger is also eligible to participate in the Company’s annual cash incentive bonus plan, with a minimum opportunity of $250,000 at the target level for each fiscal year. For the 2023 annual incentive bonus plan, Mr. Farlinger may earn $125,000 upon the closing of a Strategic Transaction and $125,000 upon the closing of a Qualifying Change in Control. If Mr. Farlinger’s employment is terminated by the Company for Cause or by Mr. Farlinger without Good Reason, Mr. Farlinger will not be entitled to any 2023 annual incentive bonus for any closing occurring after the date of termination. If Mr. Farlinger’s employment is terminated by the Company without Cause or by Mr. Farlinger for Good Reason prior to December 31, 2023, he will be entitled to an annual incentive bonus relating to a Strategic Transaction and/or a Qualifying Change in Control if the closing of that transaction later occurs. Any annual incentive bonus for 2023 will be paid within 30 days of being earned, which will be in 2024 if a closing occurs.

The Employment Agreement will have no effect on the outstanding stock awards granted to Mr. Farlinger or on his participation in the Company’s 401(k) Plan. Pursuant to the Employment Agreement, the Company will continue to provide an annual car allowance, reimbursement for social security taxes, and mobile phone benefits consistent with past practices. Mr. Farlinger will also receive other benefits applicable to the Company’s management personnel, as well as paid vacation days.

Under the Employment Agreement, if Mr. Farlinger’s employment is terminated by the Company for Cause or by Mr. Farlinger without Good Reason or if Mr. Farlinger’s employment terminates due to his death or disability, Mr. Farlinger will be entitled to his accrued base salary, accrued but unused vacation, earned but unpaid annual incentive bonus, reimbursement of any properly incurred expenses, and any benefits under the Company’s benefit plans then in effect.

If Mr. Farlinger’s employment is terminated by the Company without Cause or by Mr. Farlinger for Good Reason, Mr. Farlinger will be entitled to an amount equal to the sum of (A) 18 months of his base salary in effect on the date of termination and (B) 50% of his target annual incentive bonus in effect on such date (in each case without giving effect to any reduction that results in his termination with Good Reason), payable in a lump sum. If Mr. Farlinger is eligible for and elect COBRA or state continuation of the Company’s health, dental and group life insurance benefits, the Company will pay the portion of such COBRA premium that it pays for active employees until the earlier of 12 months from the date COBRA coverage begins or the date COBRA coverage otherwise terminates. As a condition to this severance, Mr. Farlinger must execute and deliver, and not revoke, a separation and release of claims agreement in favor of the Company, its employees, and its agents, in a form designated by the Company.

The Employment Agreement contains customary confidentiality arrangements for an executive in the healthcare industry and provides that for one year following the termination of Mr. Farlinger’s employment with the Company, he will not directly or indirectly engage in any business competitive with the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment Agreement dated December 27, 2023 by and between Assure Holdings Corp. and John Farlinger.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURE HOLDINGS CORP.

Date: January 3, 2024	By:	/s/ John Farlinger
Name: John Farlinger
Title: Chief Executive Officer